AMENDED SCHEDULE A

dated January 25, 2022

to the Amended and Restated Expense Limitation Agreement
between Edgewood Management LLC and The Advisors’ Inner Circle Fund
dated December 31, 2019

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Term End Date
	Institutional Shares
Edgewood Growth Fund	Retail Shares	1.00%	January 31, 2023
	Service Shares

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND

/s/ Matthew M. Maher
Name: Matthew M. Maher
Title: Vice President and Secretary

EDGEWOOD MANAGEMENT LLC

/s/ O. Fleming
Name: O. Fleming
Title: Partner

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